Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS SEPTEMBER SALES

ANNOUNCES PARTICIPATION AT JOHNSON RICE CONSUMER CONFERENCE

-- Comparable store sales increase 2.5% --

HOUSTON, TX, October 7, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the five-week period ended October 2, 2004 increased 41.3% to $97.8 million from $69.2 million in the prior year five-week period ended October 4, 2003. Comparable store sales increased 2.5% versus a decrease of 3.5% last year. The Company noted that total sales include sales for the Peebles stores in the current year's results only, while comparable store sales include comparable store sales for the Peebles stores in both years.

The Company stated that its sales results, although positive, were negatively impacted during the last week of September due to unseasonably warm temperatures versus last year. The Company further stated that the impact of the warmer weather on the sale of fall merchandise, coupled with clearance activity related to remaining spring and summer goods, resulted in a sales mix during September that was comprised of a higher percentage of clearance goods versus last year.

With regard to its major categories of business, the Company reported that its accessories, dresses, footwear, intimate apparel, men's, misses sportswear and special sizes departments all had comparable store sales increases during September. Footwear was the best performing category, achieving an increase of 13.0%, followed by men's, which was up 10.7%.

--more--

Stage Stores Reports September Sales

Page - 2

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
1st Quarter	4.5%	(6.8)%	$289.7	$198.0
2nd Quarter	(3.2)	(2.4)	279.9	207.7
August	8.1	(5.7)	105.7	71.5
September	2.5	(3.5)	97.8	69.2
3rd Qtr-To-Date	5.3	(4.6)	203.5	140.7
Year-To-Date	1.8	(4.6)	773.1	546.4

*2003 actual results are restated to include Peebles' comparable store sales.

Store Activity

On September 16th, the Company opened a new Peebles store in Bradford, PA. During October, the Company plans to open six new stores, including its first store in New Hampshire.

Johnson Rice 4th Annual Consumer Conference Presentation

The Company announced today that management will make a presentation at the Johnson Rice 4th Annual Consumer Conference on Monday, October 25th at 11:15 a.m. Central Time. The conference is being held at the Ritz Carlton Hotel in New Orleans, Louisiana.

A live webcast of management's presentation will be available. To access the webcast, log on to the Company's web site at www.stagestoresinc.com at the appropriate date and time, and then click on Investor Relations, then Webcasts, then the webcast link. A replay of the presentation will be available for 30 days following the conclusion of the conference.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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